Exhibit 99.2

Korn Ferry Enters Into Definitive Agreement to

Acquire Hay Group

LOS ANGELES, Sept. 24 2015 – Korn Ferry (NYSE:KFY), the preeminent global people and organizational advisory firm, today announced that it has entered into a definitive agreement to acquire Hay Group.

The combination of Korn Ferry and Hay Group brings together two world class brands with a rich heritage and more than a century of combined success in fueling people and leadership to drive positive change in organizations and society.

Founded in 1943, Hay Group is a global leader in people strategy and organizational performance. With a solid portfolio of intellectual property, including several of the world’s most comprehensive management databases, Hay Group helps organizations reach their highest aspirations and strategic goals by releasing the full power and potential of their people.

With the addition of Hay Group, Korn Ferry will have an unrivaled ability to support the global business community not only in attracting top talent and designing compensation and reward incentives, but also with an integrated approach to the entire leadership and people continuum.

“Without people, there is no show. Rockets didn’t take us to the moon; it was the engineers and the dreamers. The Internet didn’t create a globally networked economy; it was the innovators and creators. Since the beginning of time, people have been the ultimate differentiator. Yet today, this simple truth is all too often plastered on office walls, but rarely acted upon in the halls. We need a new conversation on people,” said Gary D. Burnison, CEO of Korn Ferry. “That’s why Korn Ferry is combining with the Hay Group – knowing that when people align to a strategy and are developed and empowered to succeed, anything is possible. Korn Ferry, now with Hay Group, will be the preeminent global people and organizational advisory firm. We will be approximately 7,000 of the best and brightest minds of our industry who have a single goal. Unleashing the best and brightest people so that organizations around the world may reach their highest aspirations, strategic goals, and ultimate potential.”

“We are delighted to be joining Korn Ferry,” said Stephen Kaye, CEO of Hay Group. “We feel this is the perfect combination of two great firms that will be uniquely positioned to help clients achieve their strategic goals and highest aspirations. In Korn Ferry we have found a like-minded partner committed to enabling stellar business performance through people and organizational effectiveness. We are now witnessing an extraordinary transformation that will shape the future of work and the global business environment – united, we offer an incomparable capacity to help clients succeed in this new context.”

Underpinning solutions offered by Korn Ferry and Hay Group is proven science and a vast library of proprietary tools and techniques that have been developed by both firms through decades of pioneering research. Together, the firms share some of the best and most comprehensive leadership, reward and engagement databases in the world to serve clients.

Immediately following the closing of the transaction, Korn Ferry will combine Hay Group with Korn Ferry’s Leadership and Talent Consulting (LTC) segment and brand the combined advisory business as Hay Group. Stephen Kaye, CEO of Hay Group, will continue to serve in this capacity with Korn Ferry.

Terms of the Acquisition Agreement

Under the terms of the acquisition agreement, Korn Ferry has agreed to acquire Hay Group for an aggregate purchase price of approximately $452 million, consisting of (i) approximately $252 million in cash, net of estimated acquired cash and after giving effect to estimated purchase price adjustments as described in the Purchase Agreement, and (ii) $200 million in the Company’s common stock. The completion of the transaction, which is subject to Hay Group shareholder approval, receipt of antitrust clearance and other customary conditions, is expected to close before the end of calendar year 2015. The transaction is expected to be accretive to earnings per share in the first full year after adjusting for purchase accounting deferred revenue write-offs, intangible asset amortization, retention bonuses and restructuring and transaction costs.

In connection with the transaction, Korn Ferry has entered into an amendment to its credit agreement with Wells Fargo Bank, National Association which, among other things, provides access to a new $150 million delayed draw term loan facility and reduces the borrowing capacity under Korn Ferry’s existing revolver from $150 million to $100 million. The amended facility will have a five-year maturity. Korn Ferry plans to partially draw down on this facility to finance a portion of the cash consideration.

On a current annual run-rate basis, Hay Group is generating approximately $500 million of revenue and EBITDA, adjusted for historical expenses that will not continue in the combined segment, of almost $40 million. Korn Ferry is targeting annual cost synergies of at least $20 million within the first year of the closing of the transaction with longer-term EBITDA margins of the combined segment of approximately 14% to 18% (operating margins of 9% to 13%). The targeted cost synergies relate primarily to operating efficiencies expected to be realized by leveraging technology platforms and reducing general, administrative and real estate costs.

Korn Ferry received legal advice from Morrison & Foerster LLP and Gibson, Dunn & Crutcher LLP, and financial advice from BofA Merrill Lynch; Hay Group received legal advice from Sullivan & Cromwell LLP and financial advice from Goldman, Sachs & Co.

More information on the combination of Korn Ferry and Hay Group can be found at www.kornferry.com/together. Korn Ferry will be conducting a conference call on Thursday, Sept. 24, 2015 at 9 a.m. EDT to discuss the transaction. The call will be webcast and available online at www.kornferry.com in the Investor Relations section.

About Korn Ferry

For nearly half a century, clients have trusted Korn Ferry to recruit world class leaders. Today, we are the preeminent global people and organizational advisory firm. Through our best-in-class practitioners and devotion to innovation and science, we are committed to making a powerful impact on people, organizations and society as a whole and producing positive outcomes for our clients and shareholders. The firm currently operates in 78 offices in 37 countries and has approximately 3,900 colleagues. Our knowledge and passion for people has made us the global leader in the business that enables business – the people business. We are ready to help our clients shape their future.

About Hay Group

Hay Group is a global leader with over 70 years’ experience in people strategy and organizational performance. With a solid portfolio of intellectual property including several of the world’s most comprehensive management databases, Hay Group helps organizations reach their highest aspirations and strategic goals by releasing the full power and potential of their people. The firm has approximately 3,100 colleagues worldwide, with 88 offices in 50 countries, and holds management data in 114 countries.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include, but are not limited to, statements relating to the timing of the transaction, the expected benefits of the transaction, including future financial and operating results, expected synergies, and the combined company’s plans, objectives, expectations and intentions. Such statements are based on current expectations and are subject to numerous risks and uncertainties, many of which are outside of the control of Korn Ferry.

A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the acquisition agreement; (2) the inability to timely complete or complete at all the transaction due to the failure to obtain approval of the shareholders of the Hay Group or because of the failure to satisfy other conditions to closing set forth in the acquisition agreement; (3) delays in obtaining, adverse conditions contained in, or the inability to obtain, necessary regulatory approvals or complete regulatory reviews required to complete the transaction; (4) the risk that the transaction disrupts current plans and operations of Korn Ferry and/or Hay Group as a result of the announcement, pendency or consummation of the transaction; (5) the ability to successfully integrate the operations and employees of Hay Group into Korn Ferry; (6) the ability to recognize the anticipated benefits of the transaction which may be affected by, among other things, competition, the ability of Korn Ferry to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees; (7) costs related to the transaction; (8) the outcome of any legal proceedings that may be instituted against Korn Ferry or the Hay Group or their respective affiliates following announcement of the transaction; (9) changes in applicable laws or regulations; (10) the possibility that Korn Ferry or the Hay Group or their respective subsidiaries and affiliates may be adversely affected by other economic, business, and/or competitive factors; and (11) other risks and uncertainties indicated from time to time in filings with the SEC by Korn Ferry.

Korn Ferry undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In particular, it includes projected EBITDA margin of the combined Hay Group and Leadership and Talent Consulting segment. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes the presentation of projected EBITDA margin of the combined Hay Group and Leadership and Talent Consulting segment in this press release provides meaningful supplemental information regarding Korn Ferry’s expected performance following the consummation of the transaction as EBITDA margin is used by management to evaluate Korn Ferry’s operations (including the performance of its segments) and is typically presented to Korn Ferry stockholders in connection with its quarterly earnings results.